Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-148650) of Global Telecom & Technology of our report dated 21 June 2006 relating to the consolidated statements of operation, comprehensive loss, changes in stockholders’ deficit and cash flows of GTT- EMEA Limited (formerly European Telecommunications & Technology Limited) for the year ended 31 December 2004. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
London, England
5 February 2008